EXHIBIT 99.1

NEWS
FOR IMMEDIATE RELEASE
Contact: Eugene F. Hovanec
Vice President, Finance &
Chief Financial Officer
(805) 388-3700

Vitesse Announces Acquisition of
Cicada Semiconductor

     Camarillo, CA (December 29, 2003) - Vitesse Semiconductor Corporation (NASDAQ:VTSS) (“Vitesse” or the “Company”) today announced a definitive agreement to acquire all of the outstanding equity interests of Cicada Semiconductor Corporation (“Cicada”) for approximately $66 million in cash. The transaction is subject to customary closing conditions, including the approval by Cicada’s stockholders and is anticipated to close in the first calendar quarter of 2004. Vitesse expects this transaction to be neutral to its pro-forma earnings per share in the first half of calendar 2004 and to be slightly accretive in the second half. In connection with this transaction, Vitesse expects to record certain acquisition-related charges, the timing and magnitude of which have not yet been determined. Vitesse expects the Cicada products to contribute about $10 million in revenues in calendar 2004, with a majority to be realized in the second half of the year as customers upgrade their 10/100 Mb/s networks to gigabit ethernet speeds. It is also expected that by the time the transaction closes, Cicada will have reduced its workforce to approximately 40 employees, most of whom will be engaged in product development activities.

     “This is a natural combination for both companies,” said Lou Tomasetta, President and Chief Executive Officer of Vitesse. “Vitesse and Cicada have been jointly selling gigabit speed switch solutions for over a year, comprised of Vitesse’s LAN switches and Cicada’s gigabit ethernet copper transceivers. The combined companies will now offer best in class switches with the highest levels of integration and the lowest power gigabit transceivers. We expect this acquisition to double our revenues in the LAN switch market and to position us to gain share as the market embraces gigabit switch products.”

     “We are thrilled to be joining forces with Vitesse,” said David McLean, President and Chief Executive Officer of Cicada. “We have had a successful business relationship with them and look forward to combining our engineering teams to capture a substantial share of the emerging gigabit ethernet LAN market.”

     Vitesse is a leading designer and manufacturer of innovative silicon solutions used in the networking, communications and storage industries worldwide. Vitesse works to specifically address the requirements of system designers and OEMs by providing high-performance, integrated products that are ideally suited for use in Enterprise, Access, Metro and Core applications. Additional company and product information is available at www.vitesse.com.

     Cicada is a supplier of DSP-based integrated circuit solutions to developers of high-speed communications systems used in LANs. Cicada’s advanced Digital Signal Processing and System-on-Chip design technologies are enabling affordable, gigabit-per-second digital communications throughout the Internet’s infrastructure over ubiquitous copper cable installations and legacy fiber

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optic links. Cicada’s LAN IC products include transceivers and advanced System-on-Chip solutions for gigabit ethernet networks and backplanes. Cicada was founded in 1996 and is headquartered in Austin, Texas.

     This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing date of the transaction, expected growth in Vitesse’s revenues arising from the transaction, the effect of the transaction on Vitesse’s pro-forma earnings per share in calendar 2004 and the expected adoption of gigabit ethernet technology by our customers. Actual results could differ materially from these forward looking statements for a variety of reasons, including among other things, costs associated with acquisitions and the integration of Cicada, difficulties in retaining Cicada employees following the transaction, failure of the LAN switch market to achieve expected growth, delays or cancellations of orders by our customers, competition in the LAN switch market, unexpected expenses or increased expenses associated with bringing new products to market, difficulties in bringing new products to market and possible future write-downs of assets and amortization charges in connection with this transaction and other acquisitions that we have completed. For a more complete discussion of the risks and uncertainties that may cause our actual results to differ materially from our forward looking statements, please read the reports we file from time to time with the Securities and Exchange Commission, including Vitesse’s Annual Report on Form 10-K for the year ended September 30, 2003.